Exhibit 99.1

EDITORIAL CONTACT:

Amy Flores

+1 408 345 8194

Amy_flores@agilent.com

INVESTOR CONTACT:

Rodney Gonsalves
+1 408 345 8948
rodney_gonsalves@agilent.com

AGILENT TECHNOLOGIES’ CHRIS VAN INGEN TO RETIRE AT
END OF FISCAL YEAR

Santa Clara, CA, August 23, 2007 – Agilent Technologies, Inc. (NYSE:A) today announced that Chris van Ingen, president of the company’s Bio-Analytical Measurement business, will retire on October 31, 2007, the last day of Agilent’s fiscal year.

Van Ingen, 61, is a 30-year veteran of Agilent and Hewlett-Packard Company, joining HP in 1977 as a sales engineer in the Netherlands and rising through the ranks until he was appointed to his current position in May 2001.

Bill Sullivan, Agilent president and chief executive officer said, “Chris has done a remarkable job of managing Bio-Analytical Measurement and growing the business. Under his leadership, this segment has doubled in size during the last five years to become a $2 billion business with an excellent Return on Invested Capital.  While Chris’ presence will be greatly missed, he has built an excellent leadership team and laid a solid foundation for future profitable growth in both our current, as well as emerging markets. His legacy will be felt here for many years to come.”

“I leave Agilent with a great sense of accomplishment,” said van Ingen.  “The past few years have been very exciting ones for us, with ongoing success in our current markets as well as the pursuit of opportunities in new areas.  I look forward to watching as the next chapter in this segment unfolds.”

Agilent’s Bio-Analytical Measurement business is a leading provider of measurement solutions to research, testing and quality control laboratories in the Chemical Analysis and Life Sciences markets.  Already a market leader in the area of chemical analysis, recent expansion on the life sciences side includes the acquisition of Stratagene, with its strength in bio-reagents, and developments in microarrays, diagnostics and laboratory informatics.

About Agilent Technologies

Agilent Technologies (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 19,000 employees serve customers in more than 110 countries. Agilent had net revenue of $5.0 billion in fiscal 2006. Information about Agilent is available on the Web at www.agilent.com.